Exhibit 10.60

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) information that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE (this “Amendment”), dated as of September 15, 2019 (the “Effective Date”), is entered into by and between 960 SAN ANTONIO LLC, a California limited liability company (“Landlord”), and SCILEX PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”). Capitalized terms used in this Amendment without definition shall have the meaning ascribed to such terms in the Lease (as defined below).

RECITALS

A.            Landlord and Tenant entered into that certain Office Lease dated August 8, 2019 (the “Lease”), pursuant to which Tenant leases premises containing approximately 3,490 rentable square feet described as 960 San Antonio Road, Suite 100, Palo Alto, California (the “Existing Premises”).

B.            Substantial Completion of Landlord’s Work occurred on September 15, 2019, and accordingly, the Commencement Date is September 15, 2019 (“Commencement Date”), and the Expiration Date is November 30, 2024 (“Expiration Date”).

C.            Pursuant to Section 2.2 of the Lease, Tenant is obligated to lease the Must Take Space (the “Expansion Premises”) commencing on July 1, 2020.

D.            Tenant desires to lease the Must Take Space early commencing on October 1, 2019 (the “Expansion Premises Commencement Date”).

E.             Landlord and Tenant desire to amend the Lease to evidence their agreement on the terms and conditions pursuant to which Landlord will lease to Tenant, and Tenant will lease from Landlord, the Expansion Premises and to add such space to the Existing Premises demised under the Lease.

NOW, THEREFORE, in consideration of the agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.	RECITALS; ADDITION OF EXPANSION PREMISES

The recitals set forth above are incorporated herein as though set forth in full. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Expansion Premises on all of the terms, covenants and conditions of the Lease, as amended by this Amendment, for the term commencing on the Expansion Premises Commencement Date and expiring on the Expiration Date, unless sooner terminated pursuant to the terms of the Lease, In the event Landlord cannot deliver possession of the Expansion Premises to Tenant by the Expansion Premises Commencement Date, for any reason whatsoever, neither Landlord nor its agents shall be liable for any damage caused thereby, nor shall Landlord be deemed in default under the Lease, nor shall the Lease, as amended hereby, thereby become void or voidable, nor shall the Term be in any way extended beyond the Expiration Date, but the term of Tenant’s occupancy of the Expansion Premises shall not commence until the day that Landlord offers possession of the Expansion Premises to Tenant. From and after the Effective Date, all references in the Lease (as amended hereby) to the “Premises” shall be to the Existing Premises and to the Expansion Premises, except that possession of the Expansion Premises shall be tendered on the Expansion Premises Commencement Date and Landlord shall have no obligation to provide any improvements, work, abatement or concessions in connection with Expansion Premises.

2.	CONDITION OF EXPANSION PREMISES

Tenant hereby acknowledges and agrees that the Expansion Premises shall be taken “as is” as of the Expansion Premises Commencement Date, “without any representations or warranties”, and Tenant hereby agrees and warrants that it has investigated and inspected the condition of the Expansion Premises and the suitability of same for Tenant’s purposes, and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Expansion Premises or the suitability of same for Tenant’s purposes. Tenant further agrees that no tenant improvements are to be made by Landlord to the Expansion Premises, except as expressly set forth in this Section 2. Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representation or warranty with respect to the Expansion Premises or with respect to the suitability of either for the conduct of Tenant’s business and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Expansion Premises and the Project in its decision to enter into this Amendment and let the Expansion Premises in the above-described condition. The taking of possession of the Expansion Premises by Tenant shall conclusively establish that the Expansion Premises and the Project were at such time in satisfactory and good condition.

3.	AMENDMENT TO BASE RENT OBLIGATION

Section 1.2 of the Lease is hereby deleted and replaced in its entirety with the following:

“September 15, 2019 – September 30, 2019              $[…***…]
October 1, 2019 – September 30, 2020                        $[…***…]/month*
October 1, 2020 – September 30, 2021                        $[…***…]/month
October 1, 2021 – September 30, 2022                        $[…***…]/month
October 1, 2022 – September 30, 2023                        $[…***…]/month
October 1, 2023 – September 30, 2024                        $[…***…]/month
October 1, 2024 – November 30, 2024                        $[…***…]/month

*Provided that Tenant is not in default, Base Rent in the amount of $[…***…] per month applicable only to the initial Premises for the months of October and November, 2019 shall be abated. In no event shall Base Rent for the Expansion Premises he abated pursuant to this paragraph. Tenant acknowledges and agrees, however, that if this Lease shall terminate due to a default by Tenant hereunder or if this Lease shall be rejected in the case of a bankruptcy, any Base Rent so abated shall be immediately due and payable and any future abatement shall be null and void and of no further force and effect.”

Tenant shall pay Base Rent due for September, 2019 upon Tenant’s execution of this Amendment.

4.	TENANT’S SHARE

As of the Expansion Premises Commencement Date, “Tenant’s Share” shall be 49%.

5.	PARKING

As of the Expansion Premises Commencement Date, Tenant shall have the non-exclusive use of an additional 10 unreserved parking stalls at the Project. Tenant shall not assign, transfer, or license any of the parking spaces.

6.	INSURANCE

The insurance Tenant is required to carry and maintain under the Lease with respect to Tenant’s occupancy of the Existing Premises shall also apply to the Expansion Premises effective as of the date of Tenant’s first occupancy of the Expansion Premises pursuant to this Amendment. Tenant’s right of entry to, and any use of, the Expansion Premises shall be conditioned upon Tenant delivering to Landlord a certificate of insurance, in the form otherwise required by the Lease, evidencing the addition of the Expansion Premises to the “Premises” covered by Tenant’s insurance coverages (as amended by this Amendment). Landlord shall not be required to tender possession of, or access to, the Expansion Premises to Tenant until Tenant complies with its obligation to provide evidence of insurance as required pursuant to Section 9 of the Lease. Pending delivery of such evidence, Tenant shall be required to perform all of its obligations under this Lease with respect to the Expansion Premises from and after the Expansion Premises Commencement Date, including the payment of Rent for the Expansion Premises, notwithstanding Landlord’s election to withhold possession pending receipt of such evidence of insurance.

7.	REPRESENTATIONS AND WARRANTIES

Tenant hereby represents, warrants, and agrees that; (a) the Lease continues to be a legal, valid, and binding agreement and obligation of Tenant; (b) Tenant has no current offset or defense to its performance or obligations under the Lease; (c) Tenant is qualified to do business in the State of California; (d) Tenant has full right and authority to enter into this Amendment; (e) all persons signing on behalf of Tenant are authorized to do so by appropriate company actions; and (f) Tenant has not made any assignment, sublease, transfer or other disposition of the Lease, or any interest therein or in the Premises and that, subject to the terms of the Lease, no party other than Tenant has the right to occupy any portion of the Premises.

8.	OTHER MODIFICATIONS

Section 2.2 of the Lease is hereby deleted in its entirety.

9.	BROKERS

Tenant represents and warrants to Landlord that Tenant has not dealt with any broker, agent, finder, or other such person with respect to this Amendment, and Tenant agrees to indemnify, defend and hold Landlord harmless from any claims, costs and expenses, including reasonable attorneys’ fees and costs, asserted against Landlord by any broker, agent, finder, or other such person. Tenant’s obligations under this paragraph shall survive any termination of the Lease.

10.	COUNTERPARTS

This Amendment may be executed in multiple counterparts, and by each party on separate counterparts, each of which shall be deemed to be an original but all of which shall together constitute one agreement. Delivery by any party of an electronic or facsimile copy of such party’s original, wet-ink signature shall be fully effective as if such original, wet-ink signature was delivered; provided, however, that any party delivering an electronic or facsimile copy of such party’s original, wet-ink signature shall deliver such original, wet-ink signature to the other party within a reasonable period of time.

11.	CONDITION PRECEDENT

The effectiveness of this Amendment is conditioned on Landlord entering into a termination agreement with the current occupant of the Expansion Premises on terms and conditions acceptable to Landlord in its sole discretion and the satisfaction of any contingencies in such termination agreement. This condition is for Landlord’s sole benefit and may be waived only in writing by Landlord.

12.	ENTIRE AGREEMENT AND INCORPORATION.

This Amendment contains the entire agreement of Landlord and Tenant with respect to the subject matter hereof. It is agreed that there are no oral agreements between Landlord and Tenant affecting the Lease, as hereby amended, and this Amendment supersedes and cancels any and all previous negotiations, representations, agreements and understandings, if any, between Landlord and Tenant and their respective agents with respect to the subject matter hereof, and none shall be used to interpret or construe the Lease as amended hereby. Except as modified by this Amendment, the Lease remains unmodified and in full force and effect. If there is a conflict between the Lease and this Amendment, this Amendment shall control. From and after the Effective Date, all references in the Lease to “this Lease” shall be to the Lease as amended hereby. This Amendment shall become binding upon Landlord only when fully executed by all parties and when Landlord has delivered a fully executed copy of this Amendment to Tenant. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Expansion Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

LANDLORD:		TENANT:

960 SAN ANTONIO LLC,		SCILEX PHARMACEUTICALS INC.
a California limited liability company		a Delaware corporation

By:	/s/ Greg Pickett	By:	/s/ Jaisim Shah
Name:	Greg Pickett	Name:	Jaisim Shah
Title:	Manager	Title:	CEO and President

4